Filed pursuant to Rule 424(b)(3)

Registration File Nos. 333-278306

811-23561

WILSHIRE PRIVATE ASSETS FUND

(the “Fund”)

Supplement dated February 4, 2026

to the Fund’s Institutional Shares Prospectus, dated July 29, 2025, as supplemented, and to the Fund’s Class D Shares Prospectus, dated October 19, 2025, as supplemented (collectively, the “Prospectus”)

This Supplement provides new and additional information beyond that contained in the Prospectus and should be read in conjunction with the Prospectus.

I.	Effective immediately, Marc Friedberg and William van Eesteren no longer serve as portfolio managers for the Fund. Bill Bracamontes has replaced Mr. Friedberg and Mr. van Eesteren as portfolio manager. Marc Perry will continue to serve as a portfolio manager of the Fund.

Accordingly, all references to Mr. Friedberg and Mr. van Eesteren in the Prospectus are hereby deleted.

II.	Additionally, effective immediately, Bill Bracamontes now serves as a portfolio manager of the Fund. Accordingly, the Prospectus is hereby amended and supplemented as follows:

1.	In the “Portfolio Managers” section of the Prospectus, the following paragraph is hereby added:

Bill Bracamontes, Managing Director and Portfolio Manager, has managed the Fund since 2026.

2.	In the “Portfolio Managers” section of the Prospectus, the following paragraph is hereby added:

Bill Bracamontes –Managing Director

Mr. Bracamontes is a Managing Director at Wilshire with responsibility for monitoring existing private markets investments and analyzing new private markets investment opportunities in the United States for primary and secondary partnership investments, as well as direct co-investments. He serves on Wilshire’s Private Markets Investment Committee as well as the Private Markets Manager Research Committee. In recent years, Mr. Bracamontes has played an integral role in Wilshire’s investments in the venture capital and growth equity segments of the U.S. market. He joined Wilshire in 2007. He earned his bachelor’s degree in economics from Stanford University.

Please retain this supplement for future reference.

DWP-SK-004-0100

Filed pursuant to Rule 424(b)(3)

Registration File Nos. 333-278306

811-23561

WILSHIRE PRIVATE ASSETS FUND

(the “Fund”)

Supplement dated February 4, 2026

to the Fund’s Institutional Shares Statement of Additional Information, dated July 29, 2025, and to the Fund’s Class D Shares Statement of Additional Information, dated October 19, 2025 (collectively, the “SAI”)

This Supplement provides new and additional information beyond that contained in the SAI and should be read in conjunction with the SAI.

I.	Effective immediately, Marc Friedberg and William van Eesteren no longer serve as portfolio managers for the Fund. Bill Bracamontes has replaced Mr. Friedberg and Mr. van Eesteren as portfolio manager. Mark Perry will continue to serve as a portfolio manager of the Fund.

Accordingly, all references to Mr. Friedberg and Mr. van Eesteren in the SAI are hereby deleted.

II.	Additionally, effective immediately, Bill Bracamontes now serves as a portfolio manager of the Fund. Accordingly, the SAI is hereby amended and supplemented as follows:

1.	In the “Portfolio Managers” section of the SAI, the first two paragraphs are deleted and replaced with the following:

This section includes information about Marc Perry and Bill Bracamontes as the persons from the Adviser who have ultimate responsibility for each Fund’s investment system and how it operates and who are, therefore, primarily responsible for the management of the Fund’s portfolio, including information about other accounts they manage, the dollar range of Fund shares they own and how they are compensated.

Compensation. Compensation for Messrs. Perry and Bracamontes comprises a base salary with bonuses. The base salary is consistent with industry standards for each individual’s level and is adjusted based on merit. Base salary is reviewed annually during performance reviews. All bonuses are based upon individual performance and overall business profitability.

2.	In the “The Portfolio Managers” section of the SAI, the following row is hereby added to the “Fund Shares Owned by Portfolio Managers” table:

Name	Dollar Range of Fund Shares Owned (Fund)
Bill Bracamontes*	$0
*	Valuation date is September 30, 2025.

3.	In the “The Portfolio Managers” section of the SAI, the following row is hereby added to the “Other Accounts” table:

Name	Registered Investment Companies		Other Pooled Investment Vehicles		Other Accounts
	Number of Accounts	Total Assets (in millions)	Number of Accounts	Total Assets (in millions)	Number of Accounts	Total Assets (in millions)
Bill Bracamontes*	0	$0	57	$5,156	0	$0
*	Valuation date is September 30, 2025.

Please retain this supplement for future reference.

DWP-SK-004-0100